CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made and entered into this 1st day of February, 2001, by and between Spectre Industries, Inc., a Nevada corporation (hereinafter "Spectre"), and Shane Gorman, a resident of California, (hereinafter referred to as "Consultant").

RECITALS

A. Spectre wishes to retain the Consultant upon the terms and conditions hereinafter set forth.

B. The Consultant is willing to be retained by Spectre upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the recitals, the promises, covenants, conditions, and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1. Responsibilities. Consultant agrees to assist Spectre's management conduct a comprehensive feasibility study of the proposed venture of establishing a viable business opportunity for Spectre's automotive parts Business to Business e-commerce business unit. In order to accomplish this, Consultant will provide his assistance in the management of the consulting study being conducted by Burntsand, Inc. Consultant will provide a summary report detailing his recommendations for the Company with respect to the proposed business opportunity.

2. Term of Agreement. Spectre hereby employs Consultant, effective February 1, 2001 and Consultant hereby agree to serve Spectre starting that date pursuant to the terms and conditions of this Agreement. Report will be submitted by April 30, 2001. If consultant requires extensions to the contract term, it will make such request in writing to Spectre. This Agreement shall terminate only pursuant to the provisions of Section 7 hereof. Hereinafter such period of employment is referred to as the "Contract Term".

3. Extent of Service. Consultant hereby agrees that he will perform consultancy services for Spectre during the term hereof for the compensation set forth herein, and that he will well and faithfully perform the duties and responsibilities of such agreement.

4. Service. During the term of this agreement Consultant agrees that he will not perform any activities for its own account or for the account of others, if such activities, in the sole opinion of Spectre, would result in a conflict of interest. No activities shall be undertaken, which might reasonably be construed as potentially being a conflict of interest, without the advance notification and written consent of Spectre. Such consent will not be unreasonably withheld.

5. Compensation. As compensation for the services to Spectre during the Term, Consultant shall receive a monthly fee of US $3,500.00, payable upon the first day of the month commencing February 1, 2001.

Upon submission of the Consultant's final report, Spectre will pay $2,500.00 completion bonus.

6. Expenses. During the Term, Spectre shall reimburse Consultant for expenses approved in advance by Spectre and reasonably incurred by Consultant on its behalf. Reimbursement shall be further subject to Consultant supplying receipts and other supporting information concerning such expenses pursuant to the form of expense reports approved by Spectre.

7. Termination. This Agreement shall be terminated by:

A. The death of Gorman.

B. The permanent disability of Gorman which renders Gorman unable to perform the services contemplated hereby.

C. Termination for cause may occur without prior notice to Consultant.

8. Trade Secret/Confidential Information. Consultant acknowledges and understands that he may become privy to certain trade secret and confidential information of Spectre, including, but not limited to product design and manufacturing information, pricing strategies, marketing plans and customer information/lists. Consultant agrees to maintain the confidentiality of all such information during the term of this employment and thereafter unless and until such information becomes public knowledge through means unrelated to Consultant. On termination of this Agreement, Consultant shall return forthwith all documents and data, including all copies on any media whatsoever, obtained or produced as a result of this Agreement to Spectre.

9. Waiver. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. Any waiver granted by a Party must be in writing to be effective, and shall apply solely to the specific instance expressly stated.

10. Controlling Law. This Agreement shall be governed by and construed in accordance with the province of British Columbia, Canada.

11. Amendment. This Agreement embodies the entire Agreement of the parties respecting the matter within its scope, supersedes all previous agreements, if any, oral or written, may be modified only in writing, and shall be binding upon the parties hereto, their heirs, executors, administrators or successors.

12. Notices. Any notices or other communications required or permitted hereunder, shall be deemed given when deposited in the United States registered or certified mail, postage prepaid, and if to Spectre, addressed to Spectre at;

3992 Sunnycrest Drive,

North Vancouver, British Columbia

Canada V7R 3C9

and if to Consultant at;

P.O. Box 8119

Tahoe City, California

USA 96145

Except as shall have been otherwise specified in writing by either party to the other.

13. Severability of Provisions. If any of the provisions of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby.

14. Arbitration. Any dispute or other controversy between the parties relating to this Agreement (including any dispute as to whether an issue is arbitratable) shall be referred to arbitration under the laws of the province of British Columbia, Canada, but subject to the terms of this section 15.

A party desiring arbitration under this section 15 shall give a notice of arbitration to the other party containing a concise description of the matter submitted for arbitration. Within 10 business days after a party gives a notice of arbitration, the parties shall jointly appoint a single arbitrator (the "Arbitrator"), who shall be a retired judge of the British Columbia (General Division) or of any court of a province of Canada having jurisdiction comparable to or higher than that of such court. If the parties fail to appoint an Arbitrator within such time, an Arbitrator shall be designated by a judge of the British Columbia Court (General Division) upon application by either party.

The Arbitrator may determine all questions of law and jurisdiction (including questions as to whether a dispute is arbitratable) and all matters of procedure relating to the arbitration. The Arbitrator shall have the right to grant legal and equitable relief (including injunctive relief) and to award costs (including legal fees and the costs of the arbitration) and interest. The arbitration shall take place in the city of Vancouver, British Columbia at such place therein and time as the Arbitrator may fix. No later than 20 business days after hearing the representations and evidence of the parties, the Arbitrator shall make his or her determination in writing and deliver one copy to each of the parties. The decision of the Arbitrator shall be final and binding upon the parties in respect of all matters relating to the arbitration, the conduct of the parties during the proceedings, and the final determination of the issues in the arbitration.

There shall be no appeal from the determination of the Arbitrator to any court. Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. The costs of any arbitration under this section 15 shall be borne by the parties in the manner specified by the Arbitrator in his or her determination. Insofar as they do not conflict with this section 15, the Rules of Procedure For Commercial Arbitration of the Arbitration and Mediation Institute of Canada Inc. in effect at the date of commencement of any arbitration held under this section 15 shall be applicable to the arbitration, and the Arbitrator shall have jurisdiction to take such action and make such orders as are contemplated in such rules.

15. Descriptive Headings. Descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, Spectre has caused this Agreement to be executed on its behalf by its authorized officer, and Consultant has hereunto signed this Agreement, all as of the date and year first written above.

Spectre Industries, Inc.

By: /s/ Ian S. Grant
Ian S. Grant, President

/s/ Shane Gorman

Shane Gorman